Exhibit 5.1
July 29, 2021
Robinhood Markets, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel for Robinhood Markets, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) related to the resale from time to time by certain selling stockholders (the “Selling Stockholders”) of up to 42,460,804 shares (the “Resale Shares”) of the Company’s class A common stock, par value $0.0001 per share, issued to the Selling Stockholders by the Company pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), Amended and Restated 2013 Stock Plan or a certain Restricted Stock Award Agreement (together with the “2013 Plan” and the 2020 Plan, the “Plans”).
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company, as amended; (b) the Amended and Restated By-laws of the Company, as amended; (c) certain resolutions adopted by the Board of Directors of the Company; and (d) the Plans.
In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Resale Shares are validly issued, fully paid and non-assessable.
We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

Robinhood Markets, Inc. 85 Willow Road Menlo Park, California 94025

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